Exhibit 5.1

Law Offices of Kevin F. Barrett
1700 Bay Street, Suite 305
San Francisco, CA 94123
Tel (415) 673-1451

January 30, 2006

Robert L. Ferguson
Chairman of the Board of Directors
Vivid Learning Systems, Inc.
723 The Parkway
Richland, WA 99352

Re: Vivid Learning Systems, Inc. (The "Company") Registration Statement on Form SB-2 Post-Effective Amendment for 1,857,328 Shares of Common Stock

Dear Mr. Ferguson:

At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by Vivid Learning Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about January 31, 2006, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,857,328 shares of the Company's Common Stock, of which 1,857,328 are presently issued and outstanding (the "Shares"), all of which will be sold or distributed by certain selling security holders (the "Selling Security Holders").

In reaching the opinion stated in this letter, we have reviewed originals or copies of the registration statement of the Company on Form SB-2, as amended, registration number 333-116255, the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents reviewed by us is correct; (ii) all signatures on all documents reviewed by us are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document reviewed by us had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

We have assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

Based upon the foregoing, it is our opinion that the Shares to be sold or distributed by the Selling Security Holders pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Kevin F. Barrett
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Kevin F. Barrett
Law Offices of Kevin F. Barrett